Exhibit 10.1

NEWFIELD EXPLORATION COMPANY
2011 OMNIBUS STOCK PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Awardee
Date of Award:	February 12, 2014
Vesting Dates:
First Vesting Date:	August 15, 2014
Second Vesting Date:	August 15, 2015
Third Vesting Date:	August 15, 2016
Fourth Vesting Date:	February 1, 2017
Number of Restricted Stock Units:	________________

Effective as of the Date of Award set forth above (the “Date of Award”), the Compensation & Management Development Committee (the “Committee”) of the Board of Directors of Newfield Exploration Company, a Delaware corporation (the “Company”), hereby awards to you, the above-named awardee, subject to the terms and conditions of the Newfield Exploration Company 2011 Omnibus Stock Plan (the “Plan”) and the attached Terms and Conditions (the “Terms and Conditions”), that number of restricted stock units set forth above (the “RSUs”), on the following terms and conditions:

The RSUs shall be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of such RSUs and the obligation to forfeit and surrender such RSUs to the Company (the “Forfeiture Restrictions”).  The Forfeiture Restrictions shall lapse as to the RSUs that are awarded hereby in accordance with the following schedule provided that your employment with the Company and its direct and indirect wholly owned subsidiaries has not terminated prior to the applicable lapse date:

(a)	on the First Vesting Date, the Forfeiture Restrictions shall lapse as to one-fourth of the RSUs subject to this Agreement; and

(b)
on each succeeding Vesting Date, the Forfeiture Restrictions shall lapse as to an additional one-fourth of the RSUs subject to this Agreement, so that on the Fourth Vesting Date the Forfeiture Restrictions shall lapse as to all of the RSUs subject to this Agreement.

If a Change of Control of the Company occurs, you die, become Disabled or your employment terminates by reason of a Qualified Retirement, in each case, before the Fourth Vesting Date, your rights to the RSUs under this Agreement will be determined as provided in the attached Terms and Conditions.

Upon the lapse of the Forfeiture Restrictions applicable to the RSUs, and no later than two and one-half months after the end of the calendar year in which the Forfeiture Restrictions lapsed, the Company shall issue to you one share of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), in exchange for each such RSU and thereafter you shall have no further rights with respect to such RSU and such shares of the Common Stock shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).

Notwithstanding any provisions of the Plan, shares of Common Stock shall be transferred at the time(s) specified in this Notice and the Terms and Conditions.

The RSUs may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution).  Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Notice or the Terms and Conditions shall be void and the Company shall not be bound thereby.  Any shares of Common Stock issued to you in exchange for the RSUs may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  You also agree that (a) the Company may refuse to cause the transfer of any such shares of the Common Stock to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares of the Common Stock.

The shares of Common Stock that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.

Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan or the Terms and Conditions.

In accepting the award of the RSUs you accept and agree to be bound by all the terms and conditions of the Plan, this Notice and the Terms and Conditions.

NEWFIELD EXPLORATION COMPANY

2

NEWFIELD EXPLORATION COMPANY
2011 OMNIBUS STOCK PLAN

TERMS AND CONDITIONS

1.
TERMINATION OF EMPLOYMENT/CHANGE OF CONTROL.  The following provisions will apply in the event your employment with the Company and all direct and indirect wholly owned subsidiaries (collectively, the “Company Group”) terminates, or a Change of Control of the Company occurs prior to the Fourth Vesting Date under the Notice of Restricted Stock Unit Award that was awarded to you (the “Notice”):

1.1 Termination Generally.  If your employment with the Company Group terminates before the Fourth Vesting Date for any reason other than one of the reasons described in Sections 1.2 through 1.5 below, the Forfeiture Restrictions then applicable to the RSUs shall not lapse and the number of RSUs then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date your employment terminates.

1.2 Change of Control.  The impact of a Change of Control of the Company on the RSUs shall be determined under the provisions of this Section 1.2 rather than under any provisions of the Plan dealing with vesting or the lapse of forfeiture restrictions.  If a Change of Control of the Company occurs before the Fourth Vesting Date and you do not terminate employment with the Company Group before the date the Change of Control of the Company is consummated, then all remaining Forfeiture Restrictions shall lapse on the date the Change of Control of the Company is consummated if the Change of Control of the Company qualifies as a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of the Internal Revenue Code of 1986, as amended and the final Department of Treasury Regulations issued thereunder (“Section 409A”).

1.3 Disability.  Notwithstanding any other provision of the Notice or these Terms and Conditions to the contrary, if before the Fourth Vesting Date you incur a Separation From Service due to your having incurred a Disability, then all remaining Forfeiture Restrictions shall immediately lapse on the date you incur a Separation From Service due to your Disability if you are not a Specified Employee or on the date that is six months following your Separation From Service if you are a Specified Employee; provided, however, that if you die before the expiration of such six-month delay period (if applicable) then all remaining Forfeiture Restrictions shall immediately lapse on the date of your death.  For purposes of this Section 1.3, you will be treated as having a “Disability” if you (a) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company Group.  For purposes of these Terms and Conditions, “Separation From Service” has the meaning ascribed to that term in Section 409A and “Specified Employee” means a person who is, as of the date of the person’s Separation From Service, a “specified employee” within the meaning of Section 409A, taking into account any elections made and procedures established in resolutions adopted by the Compensation & Management Development Committee of the Board.

1.4 Death.  Notwithstanding any other provision of the Notice or these Terms and Conditions to the contrary, if you die before the Fourth Vesting Date and before you have otherwise terminated employment with the Company Group, all remaining Forfeiture Restrictions shall immediately lapse on the date of the termination of your employment due to death.

1.5 Qualified Retirement. Notwithstanding any other provision of the Notice or these Terms and Conditions to the contrary, if you incur a Separation From Service as a result of your Qualified Retirement before the Fourth Vesting Date, then the number of RSUs issued to you under the Notice shall automatically be reduced (without further action by you and/or the Company) on the date you incur a Separation From Service to that number of RSUs determined under the following formula (the “Retirement Adjusted RSUs”):

(1) multiplied by (2) divided by (3)

where (1) is the number of the RSUs with respect to which Forfeiture Restrictions would have otherwise lapsed on the next Vesting Date following your Separation From Service due to Qualified Retirement, (2) is the number of days, if any, that have elapsed (excluding the date of your Separation From Service) since the most recent Vesting Date before the date you incur a Separation From Service due to Qualified Retirement, and (3) is 365.

The excess of the RSUs that were originally awarded to you under the Notice over the Retirement Adjusted RSUs shall be immediately forfeited on the date you incur a Separation From Service due to Qualified Retirement.  The Forfeiture Restrictions with respect to the Retirement Adjusted RSUs shall immediately lapse on the date you incur a Separation From Service due to your Qualified Retirement if you are not a Specified Employee or on the date that is six months following your Separation From Service if you are a Specified Employee; provided, however, that if you die before the expiration of such six-month delay period (if applicable) then all remaining Forfeiture Restrictions shall immediately lapse on the date of your death.

For purposes of this Section 1.5 “Qualified Retirement” means you (i) either are (A) at least age 60 and sign a non-compete agreement (the form of which is attached hereto as Exhibit A) that is effective until your reaching age 62 or (B) are at least age 62, (ii) have at least 10 years of Qualified Service and (iii) provide the Requisite Notice.  “Qualified Service” means (i) your continuous employment with (A) the Company or (B) a subsidiary of the Company during the time that such subsidiary is, directly or indirectly, a wholly owned subsidiary of the Company plus (b) any additional service credit granted to you (or a group of employees of which you are a member) by the Board.  “Requisite Notice” means (a) if you are an officer of the Company, at least six months prior written notice to the Board or (b) otherwise, at least three months prior written notice to the chief executive officer of the Company.

2.
PROHIBITED ACTIVITY.  Notwithstanding any other provision of these Terms and Conditions or the Notice, if you engage in a “Prohibited Activity,” as described below, while employed by one or more members of the Company Group or within two years after the date your employment with the Company Group terminates, then your right to receive the shares of the Common Stock, to the extent still outstanding at that time, shall be completely forfeited.  A "Prohibited Activity" shall be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if you divulge any non-public, confidential or proprietary information of the Company Group, but excluding information that (a) becomes generally available to the public other than as a result of your public use, disclosure, or fault, or (b) becomes available to you on a non-confidential basis after your employment termination date from a source other than a member of the Company Group prior to the public use or disclosure by you, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

3.
TAX WITHHOLDING.  To the extent that the receipt of the RSUs or the lapse of any forfeiture restrictions results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company has a withholding obligation, you shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from any shares of Common Stock issued under the Notice or from any cash or stock remuneration or other payment then or thereafter payable to you any tax required to be withheld by reason of such taxable income, wages or compensation including (without limitation) shares of the Common Stock sufficient to satisfy the withholding obligation. No shares of Common Stock shall be withheld from the shares issued under the Notice in excess of the Company’s minimum statutory withholding obligations (determined using the minimum statutory withholding rates required by the relevant tax authorities, including your share of payroll taxes that are applicable to such supplemental taxable income.)

4.	NONTRANSFERABILITY. The Notice is not transferable by you otherwise than by will or by the laws of descent and distribution.

5.
CAPITAL ADJUSTMENTS AND REORGANIZATIONS.  The existence of the RSUs shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Notice to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

6.
RSUs DO NOT AWARD ANY RIGHTS OF A STOCKHOLDER.  You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the Common Stock with respect to the RSUs that are awarded hereby.  Only after a share of the Common Stock is issued in exchange for a RSU will you have all of the rights of a stockholder with respect to such share of Common Stock issued in exchange for a RSU.

7.
EMPLOYMENT RELATIONSHIP.  For purposes of the Notice, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group.  The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

8.
NOT AN EMPLOYMENT AGREEMENT.  The Notice is not an employment agreement, and no provision of the Notice shall be construed or interpreted to create an employment relationship between you and any member of the Company Group or guarantee the right to remain employed by any member of the Company Group for any specified term.

9.
SECURITIES ACT LEGEND.  If you are an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the shares of the Common Stock issued under the Notice an appropriate legend restricting resale or other transfer of such shares except in accordance with such Act and all applicable rules thereunder.

10.
LIMIT OF LIABILITY.  Under no circumstances will any member of the Company Group be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

11.
FUNDING.  You shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under the Notice.  Your right to receive payments under the Notice shall be no greater than the right to an unsecured general creditor of the Company.

12.
MISCELLANEOUS.  The Notice is awarded pursuant to and is subject to all of the terms and conditions of the Plan (including any amendments thereto), and these Terms and Conditions.  In the event of a conflict between these Terms and Conditions, the Plan and the Notice, the Plan provisions will control.  The term “you” and “your” refer to the Awardee named in the Notice.  Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan or the Notice.

EXHIBIT A

NON-COMPETE AGREEMENT

THIS NON-COMPETE AGREEMENT (this “Agreement”) is dated as of [date of Qualified Retirement] and is by and between Newfield Exploration Company, a Delaware corporation (the “Company”) and ________________, a retiring employee of the Company (“Retiring Employee”).

R E C I T A L S:

WHEREAS, Retiring Employee has been granted the awards set forth on Annex A hereto (the “Awards”) by the Company;

WHEREAS, pursuant to the terms of the agreements governing the Awards (the “Award Agreements”), Retiring Employee is entitled to certain benefits (the “Retirement Benefits”) if Retiring Employee’s termination of employment with the Company is by reason of a “Qualified Retirement” (as defined in each of the Award Agreements); and

WHEREAS, it is a condition to Retiring Employee being entitled to the Retirement Benefits that Retiring Employee enter into a Non-Compete Agreement substantially in the form of this Agreement;

NOW, THEREFORE, in consideration of the premises, the Retirement Benefits to be provided to Retiring Employee and the other covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions; Rules of Construction.

(a)           Definitions.  The following capitalized terms shall have the meaning given to it below:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and, if such specified Person is a natural person, the immediate family members of such specified Person.  “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or manager, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Competing Business” means any business involved in the acquisition or development of, or exploration for, crude oil or natural gas or any rights in or with respect crude oil or natural gas within the Covered Area; provided, however, that “Competing Business” shall not include any business that provides services solely to assist other Persons in the acquisition or development of, or exploration for, crude oil or natural gas or any rights in or with respect to crude oil or natural gas but does not itself acquire or develop, or explore for, crude oil or natural gas or any rights in or with respect to crude oil or natural gas within the Covered Area.

“Covered Area” means (a) the United States of America and (b) any foreign jurisdiction (i) in which the Company is operating or (ii) with respect to which the Company is actively considering for operations, in the case of clause (b) only, as of the date hereof.

“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.

“Term” means the period commencing on the date hereof and ending on the date on which Retiring Employee attains the age of 62.

(b)           Rules of Construction.  For purposes of this Agreement (i) unless the context otherwise requires, (A) “or” is not exclusive; (B) words applicable to one gender shall be construed to apply to each gender; (C) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and (D) the term “Section” refers to the specified Section of this Agreement, (ii) the Section and other headings and titles contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (iii) a reference to any Person includes such Person’s successors and assigns.

2.           Non-Competition and Non-Solicitation. During the Term, Retiring Employee covenants and agrees with the Company that Retiring Employee shall not, directly or indirectly, individually, through an Affiliate or otherwise (including as an officer, director, employee or consultant) own an interest or engage in, participate with or provide any financial or other support, assistance or advice to any Competing Business; provided, however, that Retiring Employee may (i) when taken together with the ownership, directly or indirectly, of all of his Affiliates, own, solely as an investment, up to 5% of any class of securities of any Person if such securities are listed on any national securities exchange or traded on the Nasdaq Stock Market so long as Retiring Employee is not a director, officer, employee of, or analogously employed or engaged by, such Person or any of such Person’s Affiliates or (ii) own securities issued by the Company. In addition, Retiring Employee agrees that during the Term he shall not, directly or indirectly: (1) interfere with the relationship of the Company or any Affiliate of the Company, or endeavor to entice away from the Company or any Affiliate of the Company, any individual or entity who was or is a material customer or material supplier of, or who has maintained a material business relationship with, the Company or its Affiliates, (2) establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or any of its Affiliates, if such business competes with or will compete with the Company or any of its Affiliates, or (3) employ, engage as a consultant or adviser, or solicit employment, engagement as a consultant or adviser, of any employee or agent of the Company or any of its Affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing.  Retiring Employee agrees that the restrictions contained in this Section 2 are necessary to protect Company’s goodwill and confidential information the Company has provided to Retiring Employee.

3.           Specific Performance; Injunctive Relief. Retiring Employee specifically acknowledges and agrees that the Company, in providing the Retirement Benefits, has relied on the agreements and covenants of Retiring Employee contained in this Agreement and that the terms of this Agreement are reasonable and necessary for the protection of the Company.  Retiring Employee specifically acknowledges and agrees that any breach or threatened breach by Retiring Employee of his or her agreements and covenants contained herein would cause the Company irreparable harm not compensable solely in damages.  Retiring Employee further acknowledges and agrees that it is essential to the effective enforcement of this Agreement that Company be entitled to the remedies of specific performance, injunctive relief and similar remedies and Retiring Employee agrees to the granting of any such remedies upon a breach or threatened breach by Retiring Employee of any of the terms hereof.  The Company also shall be entitled to pursue any other remedies (at law or in equity) available to it for any breach or threatened breach of this Agreement, including the recovery of money damages.

4.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  The parties agree to cooperate in any revision of this Agreement that may be necessary to meet the requirements of law.  The parties further agree that a court may revise any provision of this Agreement to render the Agreement enforceable to the maximum extent possible.

5.           Amendment; Modification; Waiver.  No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Company and Retiring Employee, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions.  No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).

6.           Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

7.           No Effect on Retiring Employee’s Obligations.  This Agreement shall in no way affect any other duties or obligations Retiring Employee owes to the Company by contract, law or otherwise.

8.           Legal Fees.  If either party hereto institutes any legal proceedings against the other for breach of any provision hereof, the losing party shall be liable for the costs and expenses of the prevailing party, including without limitation its reasonable attorneys’ fees.

9.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.           Governing Law; Consent to Jurisdiction and Venue.  This Agreement shall be construed in accordance with and governed by the laws of the State of Texas applicable to agreements made and to be performed wholly within that jurisdiction.  Venue shall lie exclusively with the district courts of Montgomery County, Texas, and such courts shall have jurisdiction to hear all matters arising from this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Retiring Employee has executed this Agreement, in each case, as of the day and year first above written.

NEWFIELD EXPLORATION COMPANY

By:
Name:
Title:

RETIRING EMPLOYEE

[Retiring Employee]

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